Exhibit 5

                           OPINION OF KOZLOFF STOUDT

                                 Kozloff Stoudt
                                Attorneys at Law
                               2640 Westview Drive
                                  P.O. Box 6286
                         Wyomissing, Pennsylvania 19610

                                December 21, 2000

Arrow International, Inc.
P.O. Box 12888
2400 Bernville Road
Reading, Pennsylvania 19612

Ladies and Gentlemen:

      We have acted as counsel to Arrow International, Inc., a Pennsylvania corporation (the "Company"), in connection with the Registration Statement on Form S-8 (the "Registration Statement") to be filed by the Company on or about December 22, 2000 with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Act"), for the purpose of registering with the SEC an aggregate of three million (3,000,000) shares (the "Shares") of common stock of the Company, no par value (the "Common Stock"), consisting of: (1) 2,998,680 shares to be issued as awards pursuant to the Company's 1999 Stock Incentive Plan (the "Plan"), and (2) an aggregate of 1,320 shares that have been issued to certain employees of the Company (the "Selling Shareholders") pursuant to their exercise of options granted to them under the Plan prior to the filing of the Registration Statement. The Registration Statement provides that the Selling Shareholders may sell their shares, from time to time, in one or more transactions, pursuant to a reoffer prospectus (the "Reoffer Prospectus").

      In connection with the foregoing, we have examined, among other documents, copies of the following: (i) the Registration Statement, (ii) the Reoffer Prospectus, (iii) the Restated Articles of Incorporation of the Company, (iv) the By-laws of the Company, and (v) the Plan. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records of the Company, agreements and such other instruments and certificates of officers of the Company, and have made such investigations of law, as, in our experience, are necessary or appropriate as a basis for the opinions expressed below.

      As to questions of fact material to our opinions expressed herein, we have, when relevant facts were not independently established, relied upon certificates of, and information received from, the Company and/or representatives of the Company. We have made no independent investigation of the facts stated in such certificates or as to any information received from the Company and/or representatives of the Company and do not opine as to the accuracy of such factual matters. We also have relied, without investigation, upon certificates and other documents from, and conversations with, public officials. In addition, we have assumed that, at or prior to the time of issuance and sale of any of the Shares: (i) no stop order shall have been issued in respect of the Registration Statement, (ii) there shall not have occurred, since the date of this opinion, any change in law affecting the validity of the Shares or the

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Arrow International, Inc.
December 21, 2000
Page 2


ability or the capacity of the Company to issue any of the Shares, and (iii) the Company shall not have effected any material change to its Restated Articles of Incorporation or By-laws.

      Members of our firm involved in the preparation of this opinion are licensed to practice law in the Commonwealth of Pennsylvania and we do not purport to be experts on, or to express any opinion herein concerning, the laws of any jurisdiction other than the laws of the Commonwealth of Pennsylvania.

      Based upon and subject to the foregoing, and the other qualifications and limitations contained herein, and after (a) the Registration Statement has become effective under the Act and assuming that such effectiveness remains in effect throughout the period during which shares of Common Stock are issued pursuant to the Plan, (b) the shares of Common Stock issued or to be issued pursuant to the Plan have, if required, been duly qualified or registered, as the case may be, for sale under applicable state securities laws and all applicable securities laws are complied with, (c) all necessary action by the shareholders of the Company and the Board of Directors or a duly designated committee of the Board of Directors of the Company shall have been taken to duly authorize the Plan and the issuance of options, other rights and shares of Common Stock issued or to be issued pursuant to the Plan (the "Corporate Action"), and (d) the options, other rights and shares of Common Stock issued or to be issued pursuant to the Plan have been delivered pursuant to and in accordance with the terms of the Plan and related agreements and instruments against payment therefor in accordance with the terms of the relevant Corporate Action, the Plan and related agreements and instruments, we are of the opinion that the 2,998,680 shares of Common Stock to be issued pursuant to the Plan and the 1,320 shares of Common Stock that have been issued to the Selling Shareholders pursuant to the Plan, and an indeterminate number of shares of Common Stock as may be issued by reason of any stock split, stock dividend, recapitalization or similar transaction, will have been duly authorized, validly issued, fully paid and non-assessable.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name as it appears under the caption "Legal Matters" in the Reoffer Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC.

      We further consent to the filing of this opinion as an exhibit to applications to the securities commissioners of the various states of the United States of America, to the extent so required, in connection with the registration of the shares of Common Stock.

      This opinion is limited to the matters stated herein, and no opinion or belief is implied or may be inferred beyond the matters expressly stated herein. The opinions expressed herein are rendered as of the date hereof, and we disclaim any undertaking to advise you of changes in law or fact which may affect the continued correctness of any of our opinions as of a later date.

                                      Very truly yours,


                                      /s/ Kozloff Stoudt
                                          Professional Corporation